Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Renovis, Inc.

Greg Mann

(650) 266-1558

gmann@renovis.com

Renovis Announces Management Changes

South San Francisco, California, January 3, 2007 — Renovis, Inc. (Nasdaq: RNVS), today announced changes in the Company’s management team. Donald R. Joseph, Senior Vice President, Corporate Development and General Counsel, is leaving the Company to take a senior operations position with a private entity in the healthcare field. In addition, Tito A. Serafini, Ph.D., Vice President, Technology, is leaving Renovis to pursue another business interest. Dr. Serafini has agreed to assist the Company in a consulting role. These changes are effective immediately.

“I would like to thank Don and Tito for their service and contributions to Renovis,” said Corey S. Goodman, Ph.D., President and Chief Executive Officer. “As one of the Company’s co-founders, Tito has been a key contributor in a wide variety of operational roles and activities at Renovis since 2000, and we wish him well in his next endeavor. Don has been an effective leader of our corporate development activities during 2006, in addition to building our legal department. He has decided to apply his talents in a new direction and we wish him the best.” Dr. Goodman continued, “Our strategic focus is to continue the development of our internal programs in neurological and inflammatory diseases while we explore additional opportunities to build our pipeline. Renovis is in a strong financial position and we are well situated to advance our internal programs toward the clinic.”

The functions previously managed by Mr. Joseph and Dr. Serafini will be reassigned to other senior executives.

About Renovis

Renovis is a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases. The company’s proprietary research programs focus on purinergic receptors for the potential treatment of pain and inflammatory diseases. In addition, Renovis has a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule vanilloid receptor (VR1) antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future financial results, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward- looking statements that we make are described in greater detail in the periodic reports we file with Securities and Exchange Commission, including the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 8, 2006, and our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 14, 2006. Renovis is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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